EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 8-K and the incorporation by reference in the Registration Statement (Form S-3 No. 333-158705) of Icahn Enterprises L.P. of our report dated February 28, 2012 (except for Notes 2, 3 and 10 as to which the date is February 27, 2013, Note 7 as to which the date is April 26, 2013 and Notes 4, 5, 20 and 23 as to which the date is July 22, 2013), with respect to the consolidated financial statements of Federal-Mogul Corporation as of December 31, 2011 and for the years ended December 31, 2011 and 2010, (not presented herein) that were included in the July 22, 2013 Form 8-K of Federal-Mogul Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
July 22, 2013